Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 3, 2020 (July 23, 2020, as to the effects of the reverse stock split described in Note 19) relating to the financial statements of AlloVir, Inc., appearing in Registration Statement No. 333-239698 on Form S-1 of AlloVir, Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 31, 2020